Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Second Amendment”) is made and entered into as of August 19, 2014,  by and between CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BOINGO WIRELESS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain lease dated February 3, 2012 (the “Original Lease”), as previously amended by First Amendment dated December 26, 2012 (the “First Amendment”) and Notice of Lease Term Dates dated August 7, 2013 (re:  First Amendment) (“NLTD” as collectively referred to herein with the Original Lease and the First Amendment as the “Current Lease”).  Pursuant to the Current Lease, Landlord has leased to Tenant space currently containing approximately 26,983 rentable square feet (the “Existing Premises”) described as Suite Nos. 120 and 800 on the 1st and 8th floors of the building commonly known as 10960 Wilshire Boulevard located at 10960 Wilshire Boulevard, Los Angeles, California (the “Building”).

B.The Current Lease will expire by its terms on February 28, 2018 (the “Existing Expiration Date”), and the parties wish to extend the term of the Current Lease on the following terms and conditions.

C.The parties wish to relocate the Premises (defined in the Current Lease) from the Existing Premises to the space containing approximately 51,972 rentable square feet comprised of: (i) 25,986 rentable square feet described as Suite No. 2300 on the 23rd floor of the Building and shown on Exhibit A attached hereto, and (ii) 25,986 rentable square feet described as Suite No. 2400 on the 24th floor of the Building and shown on Exhibit A-1 attached hereto  (individually and collectively, the “Substitution Space”), on the following terms and conditions.

NOW, THEREFORE,  in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Extension.  The term of the Current Lease is hereby extended through April 30, 2026 (the “Extended Expiration Date”).  The portion of the term of the Lease beginning March 1, 2018 (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.Substitution.

2.1.Substitution Term.    From and after the Substitution Effective Date (defined in Section 2.1.A below), the “Premises” shall be the Substitution Space, subject to the terms hereof (the “Substitution”) and all references in the Current Lease, as amended by this Second Amendment, to the “Premises” shall mean and refer to the Substitution Space.  The term of the Lease for the Substitution Space (the “Substitution Term”) shall commence on the Substitution Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date.  From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Substitution Space.

A.Substitution Effective Date; Interim Period.  As used herein, “Substitution Effective Date” means the earlier to occur of (i) July 1, 2015, subject to Substitution Delays (defined in Exhibit B) (the

“Outside Substitution Effective Date”), or (ii) the date on which Tenant first conducts business in the Substitution Space.  For purposes of clarification, it is agreed that Tenant shall not be obligated to take possession of the Substitution Space for the purposes of conducting business therein prior to the Outside Substitution Effective Date, even if the Tenant Improvement Work (defined in Exhibit B) is completed prior to the Outside Substitution Effective Date.  However, if the Tenant Improvement Work is completed prior to July 1, 2015 and Tenant, in its sole discretion, elects to occupy the Substitution Space for the purpose of conducting business prior to July 1, 2015, then the Substitution Effective Date shall occur as set forth in subsection 2.1.A (ii) above and Tenant shall concurrently vacate the Existing Premises as provided in Section 2.2 below.  In addition, in such event, and notwithstanding the Substitution, Tenant shall pay Base Rent and Tenant’s Pro Rata Share of Taxes and Expenses for the Substitution Space during the Interim Period (hereinafter defined) based on the monthly Base Rent rate, Tenant’s Pro Rata Share, Base Year and other terms and conditions that would have been in effect for the Existing Premises during the Interim Period.  For purposes hereof, the “Interim Period” shall mean the period beginning on the Substitution Effective Date as determined in accordance with subsection 2.1.(A)(ii) above and ending on June 30, 2015.  Within six (6) months following the Substitution Effective Date, Landlord shall deliver to Tenant a Notice of Lease Term Dates, in the form as set forth in Exhibit C attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) Business Days of receipt thereof (provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such fifteen (15) Business Day period).

B.Beneficial Occupancy. Tenant shall be permitted to have possession of the Substitution Space for the construction of the Tenant Improvement Work and Tenant’s installation of its furniture fixtures and equipment during the period commencing upon the Delivery Date (hereinafter defined) and ending on the Substitution Effective Date (the “Beneficial Occupancy Period”).  Possession of the Substitution Space during the Beneficial Occupancy Period shall be subject to the terms and conditions of this Lease; provided that Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Expenses and Taxes for the Substitution Space during the Beneficial Occupancy Period.  For purposes hereof, the “Delivery Date” shall mean the date on which Landlord provides Tenant with possession of the Substitution Space free from occupancy by any third party.  Landlord hereby represents that the Substitution Space is currently  vacant and that Landlord shall deliver the Substitution Space to Tenant within 5 days after the later of:  (i) the full and final execution of this Second Amendment; (ii) Landlord’s receipt of the Letter of Credit in accordance with Section 4 below; and (iii) evidence of insurance from Tenant with respect to the Substitution Space as required under this Lease; provided, however, in the event the Delivery Date does not occur within sixty (60) days of the day on which the last of items (i)-(iii) are satisfied (the “Outside Delivery Date”), in addition to the Abated Base Rent (as defined in Section 3, below), Tenant shall receive an extra day of abatement of Base Rent for each day in the period beginning on the Outside Delivery Date and ending on the Delivery Date, which shall be applied immediately following the period of Abated Base Rent; provided that the Outside Delivery Date shall be postponed on a day-for-day basis by the number of days that the Delivery Date is delayed beyond the Outside Delivery Date due to event of force majeure.  In addition, in the event the Delivery Date does not occur on or before the date occurring thirty (30) days after the Outside Delivery Date, Tenant shall also have a right to terminate this Second Amendment by delivery of written notice to Landlord on or prior to the occurrence of the Delivery Date.

2.2.Existing Premises.  Subject to the terms hereof, effective as of the Existing Premises Expiration Date (defined below), the term of the Current Lease shall expire with respect to the Existing Premises with the same force and effect as if such term were, by the provisions of the Current Lease, fixed to expire with respect to the Existing Premises on the Existing Premises Expiration Date.  As used herein, “Existing Premises Expiration Date” means the Substitution Effective Date.  Without limiting the foregoing:

A.Tenant shall surrender the Existing Premises to Landlord in accordance with its current “as is” condition, normal wear and tear excepted, on or before the Existing Premises Expiration Date. Prior to the Existing Premises Expiration Date, Tenant shall remove all of its furniture, equipment, files and other personal property from the Existing Premises in accordance with the terms and conditions of the Current Lease.

B.Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Existing Premises for the period up to and including the Existing Premises Expiration Date, even though billings for such amounts may occur after the Existing Premises Expiration Date.

C.Other than as provided in A, above, Tenant shall have no obligation to comply with any restoration obligations with respect to the Existing Premises as set forth in the Current Lease, including, without limitation, the obligation to remove any Required Removables (defined Article 8 of the Current Lease).

D.If Tenant fails to surrender any portion of the Existing Premises on or before the Existing Premises Expiration Date, Tenant’s tenancy with respect to the Existing Premises shall be subject to Section 25 of the Original Lease. Notwithstanding the foregoing, Tenant shall have a period of ten (10) days after the Existing Premises Expiration Date (the “Move Out Period”) in which to complete its vacation of the Existing Premises and Tenant shall not be required to pay any Rent (holdover or otherwise) for the Existing Premises during the Move Out Period.  Other than the waiver of Tenant’s obligation to pay Rent for the Existing Premises during the Move Out Period, Tenant’s occupancy of the Existing Premises during the Move Out Period shall be subject to all of the terms and conditions of the Lease.

E.Any other rights or obligations of Landlord or Tenant under the Current Lease relating to the Existing Premises that, in the absence of the Substitution, would have survived the expiration date of the Current Lease shall survive the Existing Premises Expiration Date.

2.3Extension of Move Out Period. Notwithstanding anything herein to the contrary, if: (i) Tenant submits the Approved Construction Drawings (defined in Section 2.3 of the Exhibit B attached hereto) for the issuance of Permits (defined in Section 2.4 of the Exhibit B attached hereto) by no later than March 1, 2015; and (ii) the Substantial Completion of the Tenant Improvement Work (as defined in Section 4.3.1 of Exhibit B attached hereto) does not occur by the Outside Substitution Effective Date as a direct result of Governmental Delays (hereinafter defined) (collectively the “Move Out Extension Conditions”), then the Move Out Period shall be extended by the number of days of Governmental Delays.  In such event, in addition to the use permitted under Section 2.2 D above, Tenant shall be permitted to use the Existing Premises for the Permitted Use (defined in Section 1.11 of the Original Lease) during the Move Out Period. For example, if the Move Out Extension Conditions are satisfied and Substantial Completion of the Tenant Improvement Work is delayed for ten (10) days as a direct result of Governmental Delays, then the Move Out Period shall be increased from ten (10) days to twenty (20) days.  For purposes hereof, “Governmental Delays” shall mean the inability to secure permits for a period in excess of period normally be required to secure permits after submission of reasonably required documentation or inability to secure governmental inspections beyond the time period that would normally be required to secure such inspections on an objective basis by any other person or entity constructing improvements comparable to the Tenant Improvement Work. If Tenant contends that a Governmental Delay has occurred, Tenant shall promptly notify Landlord in writing of the event that constitutes such Governmental Delay.  For the purposes of clarity, it is agreed that: (i) Governmental Delays shall extend the Move Out Period but shall not be considered to be Substitution Delays that extend the Substitution Effective Date; and (ii) during the Move Out Period, as the same may be extended, Tenant shall pay Rent for the Substitution Space (subject to the Abated Base Rent) in accordance with this Second Amendment, but shall not be required to pay Rent for the Existing Premises.

3.Base Rent.    With respect to the Substitution Space during the Substitution Term, the schedule of Base Rent shall be as follows:

	(rounded to the th of a dollar)
Period During Substitution Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Interim Period (if any)	Per Section 2.1.A above	Per Section 2.1.A above
July 1, 2015 (as extended by Substitution Delays) through June 30, 2016	$51.60	$223,479.60
July 1, 2016 through June 30, 2017	$53.15	$230,192.65
July 1, 2017 through June 30, 2018	$54.74	$237,078.94
July 1, 2018 through June 30, 2019	$56.38	$244,181.78
July 1, 2019 through June 30, 2020	$58.08	$251,544.48
July 1, 2020 through June 30, 2021	$59.82	$259,080.42
July 1, 2021 through June 30, 2022	$61.61	$266,832.91
July 1, 2022 through June 30, 2023	$63.46	$274,845.26
July 1, 2023 through June 30, 2024	$65.37	$283,117.47
July 1, 2024 through June 30, 2025	$67.33	$291,606.23
July 1, 2025 through April 30, 2026	$69.35	$300,354.85

All such Base Rent shall be payable by Tenant in accordance with the terms of the Current Lease.

BASE RENT ABATEMENT.  Notwithstanding anything in this Section of the Second Amendment to the contrary, Tenant shall be entitled to an abatement of Base Rent in the amount of $223,479.60 per month applicable to the first 10 consecutive full calendar months of the Substitution Term.  The total amount of Base Rent abated in accordance with the foregoing shall equal $2,234,796.00 (the "Abated Base Rent"). Only Base Rent shall be abated, and all Additional Rent (as defined in Section 4 of the Original Lease) and other costs and charges specified in this Second Amendment and/or the Current Lease shall remain as due and payable pursuant to the provisions of this Second Amendment and/or the Current Lease.

Notwithstanding the foregoing, upon written notice to Tenant from time to time (a “Purchase Notice”), Landlord shall have the right to purchase, by check or wire transfer of available funds, all or any part (in whole-month increments only) of the Abated Base Rent that had not previously been applied as a credit against Base Rent. Landlord’s Purchase Notice shall set forth the month(s) of abatement that Landlord elects to purchase and the total Abated Base Rent that Landlord elects to purchase (the “Purchase Amount”).  The Purchase Amount to be paid by Landlord shall be paid simultaneously with the giving of such notice.   Upon payment of the Purchase Amount by Landlord to Tenant, the Abated Base Rent shall be reduced by an amount equal to the Purchase Amount. Upon request by Landlord, Landlord and Tenant shall enter into an amendment to the Lease to reflect the Purchase Amount paid by Landlord and the corresponding reduction of the Abated Base Rent.

4.Letter of Credit.

4.1Pursuant to the terms of Section II., LETTER OF CREDIT of EXHIBIT F, “ADDITIONAL PROVISIONS” of the Original Lease,  within sixty (60) days after mutual execution and delivery of this Second Amendment, Tenant shall deliver to Landlord a Letter of Credit (defined in Section II.A of Exhibit F of the Original Lease) in the amount of $2,000,000.00 (“LC Amount”).  Such Letter of Credit is to be provided by way of either: (i) an amendment to the existing letter of credit currently held by Landlord under the Current Lease in the amount of $210,848.62 (the “Existing Letter of Credit”), or (ii) a new Letter of Credit in substitution of the Existing Letter of Credit.  If Tenant elects to satisfy its obligations under this Section 4 by providing a new Letter of Credit in the amount of $2,000,000.00, Landlord shall return the Existing Letter of Credit to Tenant within 5 Business Days after Landlord’s receipt of such new Letter of Credit.  Notwithstanding anything to the contrary herein or in the Current Lease, if the LC Reductions Conditions (as defined below) are satisfied, Tenant may reduce the LC Amount so that the reduced LC Amount will be as follows (I) $1,340,000.00 effective as of the first day of the 43rd full calendar month of the Substitution Term, and (II) $680,000.00 effective as of the first day of the 85th full calendar month of the Substitution Term; provided, however, if Tenant is not entitled to reduce the LC Amount as of a particular reduction effective date due to Tenant’s failure to satisfy the LC Reduction Conditions described above, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant satisfied the LC Reduction Conditions necessary for such earlier reduction.  As used herein, the “LC Reduction Conditions” shall mean that, during the 42-month period immediately preceding the effective date of any reduction of the LC Amount, no Default (as defined in Section 18 of the Original Lease) has occurred under the Lease which remains uncured following any applicable cure period.  Any reduction in the LC Amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount.

4.2Notwithstanding Section 4.1 above to the contrary, if,  at any time, Tenant’s credit rating improves from its level as of the date of this Second Amendment to a Moody’s Credit Rating of Baa3 (the “Baa3 Credit Rating”) or better, then upon a written request to Landlord along with reasonable written evidence of the improved credit rating (a “LC Reduction Notice”) and provided that, at such time, no Default has occurred under the Lease which remains uncured following any applicable cure period, the then required LC Amount shall then be reduced to the next scheduled reduced LC Amount as provided in Section 4.1, above and, provided that Tenant also has the Baa3 Credit Rating or better at the time of any scheduled future reductions, such future LC Amount under Section 4.1 above shall also be reduced by one-third (1/3).  Any reduction in the LC Amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount. For example:

•if Tenant properly provides Landlord with a LC Reduction Notice at any time during which the scheduled LC Amount is $2,000,000.00, then the reduction schedule set forth in Section 4.1 above shall be amended to be as follows (I) $1,340,000.00 effective as of the date of the LC Reduction Notice, and (II) provided that Tenant provides proof of a Baa3Credit Rating or better as of such date, $893,333.33 effective as of the first day of the 43rd full calendar month of the Substitution Term, and (III) provided that Tenant provides proof of a Baa3 Credit Rating or better as of such date, $453,333.33 effective as of the first day of the 85th full calendar month of the Substitution Term.  Accordingly, under such example, if Tenant’s Moody’s Credit Rating is below the Baa3 Credit Rating as of the as of the first day of the 43rd full calendar month of the Substitution Term, the LC Amount shall not reduce to $893,333.33 as of the first day of the 43rd month of the Substitution Term but, instead, shall remain at $1,340,000.00 until the next scheduled reduction as of the first day of the 85th full calendar month.  Likewise, if  Tenant’s Moody’s Credit Rating is below the Baa3 Credit Rating as of the as of the first day of the 85th full calendar month of the Substitution Term, the LC Amount shall not reduce to $453,333.33 as of the first day of the 85th  month of the Substitution Term but, instead, shall reduce to $680,000.00.

•if Tenant properly provides Landlord with a LC Reduction Notice at any time after the first day of the 43rd calendar month of the Substitution Term during which the scheduled LC Amount is $1,340,000.00,  the reduction schedule set forth in Section 4.1 above shall be amended to be as follows (I) $893,333.33 effective as of the date of the LC Reduction Notice, and (II) Tenant provides proof of a Baa3Credit Rating or better as of such date,  $453,333.33 effective as of the first day of the 85th full calendar month of the Substitution Term. Accordingly, under such example, if Tenant’s Moody’s Credit Rating is below the Baa3 Credit Rating as of the as of the first day of the first day of the 85th full calendar month of the Substitution Term, the LC Amount shall not reduce to $453,333.33 as of the first day of the 85th month of the Substitution Term but, instead, shall reduce to $680,000.00 and remain at such amount for the remainder of the Substitution Term.

5.Tenant’s Pro Rata Share.  With respect to the Substitution Space during the Substitution Term, Tenant’s Pro Rata Share shall be 8.7260%.

6.Expenses and Taxes.    With respect to the Substitution Space during the Substitution Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided that: (i) the Base Year for Expenses and Taxes shall be 2015;  and (ii) Tenant’s obligation to pay for Tenant’s Pro Rata Share of Expenses and Taxes for the Interim Period, if any, shall be pursuant to Section 2.1.A above.

7.Improvements to Substitution Space.

7.1Condition and Configuration of Substitution Space.    Tenant acknowledges that it has inspected the Substitution Space and agrees to accept it in its existing condition and configuration, without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Second

Amendment.  Landlord agrees that the Base Building Systems (defined in Section 9.02 of the Original Lease) existing in or serving the Substitution Space on the Delivery Date shall be in good working order and condition.  If such Base Building Systems are not in good working order and condition as of the Delivery Date, Landlord shall be responsible for repairing or restoring same at Landlord’s sole cost and expense and not to be deducted from the Allowance.

7.2Responsibility for Improvements to Substitution Space.    Tenant shall be entitled to perform improvements to the Substitution Space, and to receive an allowance from Landlord for such improvements, in accordance with Exhibit B attached hereto.

8.Parking.  During the Substitution Term, Tenant shall be obligated to lease no less than 156 non-reserved parking spaces (the “Non-Reserved Parking Spaces”) in the parking facility servicing the Building (“Parking Facility”). In addition, Tenant shall have the right, but not the obligation, to lease up to an additional 52 non-reserved spaces (the “Excess Spaces”).  All or any of the Excess Spaces leased by Tenant may, at Landlord’s option, be located in either the Parking Facility and/or the parking facilities located at 10940 Wilshire and 10880 Wilshire.  The Non-Reserved Parking Spaces and Excess Spaces are sometimes collectively referred to as the “parking spaces”.  Prior to the Substitution Effective Date, Tenant shall notify Landlord in writing of the number of parking spaces which Tenant initially elects to use during the Substitution Term.  Thereafter, Tenant may increase or decrease the number of parking spaces (subject to the minimum and maximum amounts) to be used by Tenant pursuant to this Section 8  upon a minimum of 30 days prior written notice to Landlord (60 days for Excess Spaces).   During the Substitution Term, Tenant shall pay in advance, concurrent with Tenant's payment of monthly Base Rent, the prevailing monthly charges established from time to time for parking in the Parking Facility and parking facilities located at 10940 Wilshire and 10880 Wilshire, as applicable.  No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Tenant may, from time to time request additional parking spaces, and if Landlord shall provide the same, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established from time to time. During the Substitution Term, Tenant will have the right to buy visitor validations at a discount of 20% of current parking rates when purchasing a minimum of $2,500.00 worth of validations.  Such parking validations shall be used only for visitors and vendors.  This right will be personal and non-transferable (except in connection with a Permitted Transfer as defined in Section 11.04 of the Original Lease).

Tenant’s parking rights set forth herein are in lieu of parking rights previously granted to Tenant in Section 2 of Exhibit G to the Original Lease and Section 7.1 of the First Amendment.

9.Representations.  Tenant represents and warrants that, as of the date hereof and the Existing Premises Expiration Date:  (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; and (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Current Lease or Tenant’s interest therein with respect to the Existing Premises that relates to any period after the Existing Premises Expiration Date.    Landlord and Tenant hereby represent and warrant to the other that, as of the date of this Second Amendment:  (a) there exist no breaches or defaults under the Current Lease by Landlord or Tenant; and (b) there exists no events or circumstances which, given the passage of time, would constitute a default under the Current Lease by either Landlord or Tenant.

10.Signage:

10.1During the Substitution Term, Tenant shall retain its right to have a Panel on the Monument Sign in accordance with Section XIV (MONUMENT SIGNAGE) OF Exhibit F to the Original Lease, provided that: (i) the references to 65% in Sections XIV A and C shall be amended to be “32.5%”; (ii) the references to 35% in Sections XIV A and C shall remain the same, but shall be calculated based on the rentable square footage of the Premises as increased by this Second Amendment; and (iii) so long as the Panel Transfer Conditions (hereinafter defined) are satisfied, Tenant shall have the right to transfer its right to have its name on a Panel on the Monument Sign to any sublease or assignee of all or any portion of the Premises (and such sublease or assignment shall not trigger Landlord’s right to remove the Panel in accordance with Section XIV.C).  For purposes hereof, the “Panel Transfer Conditions” are: (a) the assignee or sublessee is a Fortune 1000 company; (b) at least 2 years are left on the Extended Term (as the same may hereafter be extended) on the date of such assignment or sublease; and (c) the Panel to be installed for such assignee or sublessee does not contain a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of a Comparable Building (defined in Section 1.17 of the Original Lease), or which would cause Landlord to be in violation of another lease at the Building or which would give a tenant at the Building the right to terminate its lease. In addition, during the Substitution Term: (I) subsection 26.10 of the Original Lease shall be amended to increase the number of directory lines from 5 to 10; (II) subsection 26.11 of the Original Lease shall be amended to change the reference to “8th floor of the Building” to “23rd and 24th floors of the Building”; and (III) Tenant shall be entitled to install any signage it desires within the Substitution Space without the consent of Landlord; provided that no such signage shall be placed on or against any exterior window of the Building, on or against any elevator door or shall otherwise be visible from the exterior Common Areas of the Property.

10.2Exterior Garage Signage.

A.So long as (i) Tenant is currently in occupancy of at least 65% of the Premises; (ii) Tenant has not assigned the Lease or sublet more than 35% of the Premises other than pursuant to Permitted Transfers and/or Pre-Approved Transfers; and (iii) Tenant obtains all necessary governmental permits and approvals, then Tenant shall have the right to install with contractors approved by Landlord, for Tenant's benefit and at Tenant's cost, exterior signage (the "Garage Sign") identifying Tenant's presence in the Building on the exterior of the parking garage in the approximate location shown on Exhibit D hereto. In the event that (A) the initial plans and specifications for the Garage Sign are not submitted to Landlord for its approval (as provided below) within 180 days following the execution of this Second Amendment, and /or (ii) the plans and specifications for the Garage Sign are not submitted to the City of Los Angeles for any required permits within forty-five (45) days after Landlord’s approval thereof has been received, and/or (iii) Tenant does not install the Garage Sign within sixty (60) days after receiving all necessary permits and approvals from the City of Los Angeles (subject to extension due to any Force Majeure Delay or Landlord Caused Delay arising after such approval), Tenant right to install the Garage Sign shall be null, void and of no further force and effect.  Following installation of the Garage Sign, Tenant shall be liable for of all costs related to the maintenance, repair and replacement of the Garage Sign.  Notwithstanding the foregoing, Landlord shall have the right to maintain the Garage Sign with contractors reasonably selected by Landlord provided that such contractors are competitively-priced and to bill Tenant for the actual, reasonable, out-of-pocket cost thereof as Additional Rent. Tenant use of the Garage Sign shall be free of charge.

B.Tenant must obtain Landlord’s written consent to any proposed Garage Sign prior to its fabrication and installation, which consent shall not be unreasonably withheld or delayed.  Landlord reserves the right to withhold consent to any Garage Sign in its reasonable judgment.  To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord, showing the type and sizes of all lettering; the colors, finishes and types of materials used.  Notwithstanding the foregoing, Landlord hereby approves, in concept, of the proposed Garage Sign as shown on Exhibit D; provided, however, Landlord acknowledges and agrees that the Garage Sign on Exhibit D is a concept only and, subject to Landlord’s reasonable approval (as provided above), Tenant shall have the right to change and modify the type (but not size) of all lettering,  the colors, finishes and types of materials used on Exhibit D in developing the actual Garage Sign plans and specifications.

C.If during the Term (and any extensions thereof) (a) Tenant fails to continuously occupy not less than 65% of the Premises; or (b) Tenant assigns the Lease or sublets more than 35% of the Premises other than pursuant to Permitted Transfers and/or Pre-Approved Transfers, then Tenant's rights granted herein will terminate and Landlord may remove any Garage Sign at Tenant's cost; provided that such contractors are competitively priced and Tenant’s reimbursement obligation shall be limited to Landlord’s actual, reasonable, out-of-pocket cost.

11.Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Second Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Current Lease shall be amended in the following additional respects:

11.1.California Public Resources Code § 25402.10.  If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

11.2.California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Existing Premises and the Substitution Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

11.3.No Options.  The parties hereto acknowledge and agree that during the Substitution Term Tenant shall have no rights to extend the term of the Lease, or expand, terminate or contract the Premises. The parties agree that Section X (RENEWAL OPTION) of Exhibit F of the Original Lease and Section XII (RIGHT OF FIRST OFFER) of Exhibit F of the Original Lease are hereby deleted in their entirety and are of no further force and effect.

11.4.After Hours HVAC Service.  During the Substitution Term, in lieu of Landlord’s obligation to provide free after-hours HVAC service under Section 7.01 of the Original Lease, Landlord shall provide the original Tenant only (and to any entity pursuant to a Permitted Transfer), on a non-cumulative basis, with up to 120 hours per year (on a calendar year basis, prorated for any partial calendar year) of after-hours HVAC service. In no event shall Tenant be entitled to carry-over any unused portion of such  120 hours per year of free after hours HVAC service from year to year during the Substitution Term.

11.5Notwithstanding anything to the contrary in the Current Lease, but subject to Landlord's reasonable regulations, restrictions and guidelines, to the extent that Tenant needs access to such Building Service Areas (hereinafter defined) to conduct its business in the Building in an efficient manner, Tenant's rights to the Premises include Tenant's non-exclusive right to use and access (i) the risers, vertical shafts, flues, conduits and the electrical and telephone rooms within the Building for Tenant's effective and efficient use of the Premises for the uses permitted hereunder, and (ii) the walls and floors around, above and below the Premises to install and service wire, conduit and cable that service Tenant's equipment in the Premises in accordance with, and subject to, the other terms and provisions of this Lease and Landlord's and other tenant’s needs with respect to such areas.  The areas referred to in (i) and (ii) of the preceding sentence are sometimes referred to as the “Building Service Areas”.  Tenant acknowledges and agrees that Landlord's reasonable regulations, restrictions and guidelines with respect to the Building Service Areas include, without limitation: (x) the right to lock and secure any risers, vertical shafts, flues, conduits, electrical rooms and telephone rooms, it being agreed that Landlord shall not be obligated to provide Tenant with a key to any such areas; and (y) the right to prohibit Tenant from placing any equipment, supplies or other personal property in any electrical room and telephone room.  In no event shall Building Service Areas include any janitorial closets or space that is leased to another tenant of the Building.  In addition, Tenant’s right to access any Building Service Areas that are accessible only through the space of another tenant of the Building shall be subject to the approval of such other tenant.

11.6Notwithstanding anything to the contrary in the Current Lease, Landlord shall comply with all Laws relating to the Base Building and Common Areas, provided that compliance with such Laws is not the express responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy (or its legal equivalent) for the Premises, would adversely affect Tenant’s access to and from the Premises or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees.  Landlord shall be permitted to include in Expenses any costs or expenses incurred by Landlord pursuant to the preceding sentence to the extent consistent with the terms of Exhibit B attached to the Original Lease.  Without limiting the foregoing, if any Hazardous Material exists in the Building or on the Property, Landlord, at its sole costs and expense, shall take such removal, remediation or other action with respect to such Hazardous Material as may be required by applicable Law as and to the extent interpreted and enforced from time to time.  Landlord shall perform its obligations under this Section in a prompt and diligent manner in compliance with applicable Laws.  Notwithstanding anything herein to the contrary, except when the existence of such violation would materially delay Tenant’s performance of the Tenant Improvement Work, Landlord shall have the right to contest any such obligations in good faith, including the right to a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to receive an extension of any variance or grandfathering previously enjoyed by or benefiting Landlord.

11.7Notwithstanding anything to the contrary in the Current Lease, as part of the Building services under Section 7 of the Original Lease, freight elevator service shall be available of the use by Tenant, subject to reasonable and non-discriminatory scheduling with Landlord.

11.8During any such time as Tenant is permitted to abate Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes pursuant to Section 7.03 of the Original Lease, it shall not be required to pay for any parking spaces (to the extent not actually utilized by Tenant).

11.9Except as otherwise provided in the Current Lease:  (a) Landlord shall supply all utilities and services to be supplied to Tenant under the Lease at actual cost (as defined below); provided that the foregoing shall not be construed to limit Landlord’s right to negotiate a separate fee (which may include a commercially reasonable profit component) with Tenant for any services that Landlord is not obligated to provide to Tenant under the Lease, including, without limitation, any general contractor, construction management and repair and maintenance services that Landlord provides to Tenant at Tenant’s request, nor shall it limit Landlord’s right to charge commercially reasonable fees (which may include a commercially reasonable profit component) for property management and other services provided directly by Landlord and its affiliates  (subject to any applicable exclusions from Expenses set forth in the Current Lease); and (b)  if Tenant uses water or other services or utilities: (i) that are not required to be provided by Landlord pursuant to the Current Lease; or (ii) that are in excess of the capacities that are required to be supplied by Landlord pursuant to the Current Lease, Tenant shall pay to Landlord the actual cost incurred by Landlord in providing such excess services or consumption.  As used herein, “actual cost” shall mean the actual cost charged by third party providers and/or the cost of installation, operation (but not including utility charges to the extent separately metered to the Premises and paid by Tenant), and maintenance and reasonable depreciation of equipment which is installed in order to supply such consumption, together with a charge for overhead or administration, to the extent Landlord incurs additional expenses not already included in Operating Expenses.  To the extent the salary of personnel providing services to Tenant is included in Operating Expenses, actual cost shall not include and Tenant shall not be required to pay an additional amount for use of such personnel (except to the extent such personnel is utilized by Tenant on an overtime basis or for services not covered by such personnel’s stated job description and Landlord incurs additional expenses as a result thereof).  To the extent not included within Operating

Expenses, Tenant shall pay the amounts payable by Tenant to Landlord under this Section to Landlord within thirty (30) days following receipt of a bill therefor.

11.10Notwithstanding anything to the contrary in the Current Lease, Tenant shall not responsible for complying with the Identification Requirements with respect to Lines existing in the Substitution Space as of the Delivery Date.  Landlord acknowledges and agrees that:  (A) the Substitution Space currently contains an internal staircase connecting the 23rd and 24th floors of the Building and Tenant shall have no obligation to remove such staircase (or any replacement staircase installed following the removal of such existing internal staircase) at the expiration or earlier termination of the Substitution Term; (B) if Tenant, as part of the Tenant Improvement Work or any Alterations during the Substitution Term, eliminates the multi-tenant corridor on the 23rd floor of the Substitution Space, Tenant shall have no obligation to restore such multi-tenant corridor at the expiration or earlier termination of the Substitution Term; and (C) at the end of the Extended Term (as may be extended), Tenant shall only be required to remove those portions of the Tenant Improvement Work to the extent the same comprise non-typical general office improvements are designated by Landlord as Required Removables under Section 8 of the Original Lease in connection with its approval of such Tenant Improvement Work.

11.11Notwithstanding anything to the contrary in the Current Lease,  Tenant, at its sole cost and expense, may coordinate the Tenant’s Security System to provide that the Building system and the Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate the Tenant’s Security System with the systems of the Building (provided that Tenant acknowledges that Landlord shall have the right to alter and/or replace the card key access system for the Building as deemed necessary or desirable by Landlord, without liability to Tenant, and Landlord shall not be obligated to modify the Building security system to accomplish the intent of this Section 11.11).

11.12Notwithstanding anything to the contrary in the Current Lease:  (a) during the Substitution Term, and without limitation to any other rights granted to Tenant under the Current Lease, Tenant shall have the right to (i) transfer to any Permitted Transferee to which the Lease is assigned all renewal rights, rights of first offer, signage rights, rooftop rights, assignment and subletting rights and parking rights contained in the Lease, provided that Tenant shall not have the right to transfer its signage rights to a Permitted Transferee if the identification of any such Permitted Transferee would have a negative affect on the reputation of the Building or Property or the market value of any space therein, and (ii) the right to transfer to any sublessee or assignee that is not a Permitted Transferee, any of Tenant's parking rights; (b) all rights in the Current Lease pursuant to which Landlord has to recapture the Premises in connection with an assignment or sublease are hereby deleted in their entirety including, without limitation, Section 11.02(c) of the Original Lease and all of Section 11.02 of the Original Lease after the fourth (4th) sentence thereof; and (c) the Pre-Approved Transfer shall apply to a sublease of up to a total of 8,000 rentable square feet.

11.13Notwithstanding anything to the contrary in the Current Lease, all of Tenant's Property, including furniture (whether bolted or otherwise), furnishings, business machines and equipment and trade fixtures (whether or not affixed to the Premises), signs, communications equipment, moveable partitions, security equipment, networking equipment and viewing screens, a/v and video equipment, built-in television sets or projection screens, generator, telecommunications equipment, seating, projectors and other items bolted in place, free-standing cabinet work, chillers, computer systems, furnishings, blowers, uninterrupted power supply machinery and equipment and other articles of personal property or other property unique to Tenant’s operations and owned by Tenant or installed or placed by Tenant in the Premises, including the Tenant HVAC System: (i) shall remain Tenant's property;  and (ii) may be removed by Tenant at any time during the Term (provided that Tenant repairs and damage resulting therefrom).

11.14Notwithstanding anything to the contrary in the Current Lease, whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due 30 days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.

11.15Notwithstanding anything to the contrary in the Current Lease, except (i) for matters for which there is a standard of consent or discretion specifically set forth in the Lease, (ii) matters which could have an adverse effect on the Building Structure or the Base Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Sections 18 and 19 (Events of Default and Remedies) of the Original Lease (collectively, the "Excepted Matters"), any time the consent of Landlord or Tenant is required under the Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

11.16Notwithstanding anything to the contrary in the Current Lease:  (a) Landlord shall refund any overpayment of Expense Excess and/or Tax Excess to Tenant within 30 days following the date of the Statement or, so long as the sufficient Term remains to fully credit such amount, credit such overpayment against the Rent next due under the Lease; (b) in the event Landlord fails to deliver the Statement within 3 months following receipt of notice from Tenant that such statement is past due, Tenant may elect to seek specific performance of such obligation; (c) Expenses shall not include (i) costs incurred in connection with the original construction of the Building or in connection with any major change in the Building, such as adding or deleting floors, (ii) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind, (iii) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Property vis-à-vis time spent on matters unrelated to operating and managing the Property; provided, that in no event shall Expenses for purposes of the Lease include wages and/or benefits attributable to personnel above the level of Property general manager or Property director of engineering, (iv) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Expenses as a capital cost, except equipment not affixed to the Property which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Property, (v) all items and services for which Tenant or any other tenant in the Property reimburses Landlord, provided that Landlord shall use commercially reasonable efforts to collect such reimbursable amounts, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement, (vi) costs for after-hours HVAC usage by other tenants of the Building,  and (vii) in the event that Landlord separately charges Tenant for after-hours or above Building standard electricity, then the cost of providing after-hours or above Building standard electricity to other tenants in the Building shall not be included as an Expense; (viii) if Landlord does not carry earthquake insurance for the Property during the Base Year but subsequently obtains earthquake insurance for the Property during the Substitution Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent calendar year; (ix) Landlord shall (a) not make a profit by charging items to Expenses that are otherwise also charged separately to others and (b) Landlord shall not collect Expenses from Tenant and all other tenants/occupants in the Property in an amount in excess of what Landlord incurred for the items included in Expenses; and (x) tax refunds shall be deducted from Taxes in the calendar year to which such refund is applicable.

12.Miscellaneous.

12.1.This Second Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.

12.2Except as herein modified or amended, the provisions, conditions and terms of the Current Lease shall remain unchanged and in full force and effect.

12.3In the case of any inconsistency between the provisions of the Current Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

12.4Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered it to Tenant.

12.5Capitalized terms used but not defined in this Second Amendment shall have the meanings given in the Current Lease.  As used herein and in the Current Lease, all references to the “Lease” shall mean and refer to the Current Lease, as amended by this Second Amendment

12.6Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cresa) claiming to have represented Tenant in connection with this Second Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Second Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.  Landlord shall pay a commission to Cresa Partners in connection with this Second Amendment pursuant to the terms of a separate agreement entered into by and between Landlord and Cresa Partners.

12.7Both Landlord and Tenant hereby represent and warrant to the other party that each person executing this Second Amendment on its behalf is duly authorized and empowered to execute it, and does so as the act of and on behalf of such party, as indicated below.

12.8This Second Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes, but all of which together shall constitute one and the same instrument.

12.9Landlord represents and warrants to Tenant that, as of the date of this Second Amendment, there are no mortgages or deeds of trust encumbering the Building and/or Property.  Further, Landlord hereby represents and warrants to Tenant that, as of the date of this Second Amendment, other than a leasehold as created by that certain lease, executed by Pacific Lighting Properties, Inc., as Lessor and Tishman Westwood Corporation, as Lessee, as referenced in the document entitled “Memorandum of Lease”, which was recorded March 25, 1968 as Instrument No. 2898 in Book M-2809 Page 475, for the term and upon and subject to all the provisions contained in said document, in said lease, and in all amendments thereto, as Parcel 2, there are no ground or underlying leases covering the whole or any portion of the Property. Within five (5) Business Days following the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall cause the fee owner of the Property to provide a commercially reasonable recognition, non-disturbance and attornment agreement in favor of Tenant in the form attached hereto as Exhibit E and deliver the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:	/s/ Frank Campbell
	Name:	Frank Campbell
	Title:	Market Managing Director

TENANT:

BOINGO WIRELESS, INC., a Delaware corporation

By:	/s/ Peter Hovenier
Name:	Peter Hovenier
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE-23rd FLOOR

EXHIBIT A-1

OUTLINE AND LOCATION OF SUBSTITUTION SPACE-24th FLOOR

EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings:  “Agreement” means the Current Lease and Second Amendment of which this Work Letter is a part.  “Tenant Improvements” means all improvements to be constructed in the Substitution Space pursuant to this Work Letter.  “Tenant Improvement Work” means the design and construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements, including without limitation, Allowance Items.

1ALLOWANCE.

1.1Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $3,378,180.00 (i.e., $65.00 per rentable square foot of the Substitution Space) to be applied toward the (a) Allowance Items (defined in Section 1.2 below), (b) the cost of purchasing, installing and/or placing deposits on signage, security systems, cabling, furniture, fixtures, and equipment to be used in or serving the Substitution Space by Tenant, and cabling, and/or (c) moving costs; provided that any portion of the Allowance that is applied toward moving costs shall not exceed, in the aggregate, $259,860.00 (i.e., $5.00 per rentable square foot of the Substitution Space).   Tenant, by written notice to Landlord (the “Allowance Notice”), shall advise Landlord of the manner in which Tenant desires to apply the Allowance.  Any portion of the Allowance that is applied toward the cost of the Tenant Improvement Work shall be disbursed to Tenant in accordance with Section 1.2 below.  Any portion of the Allowance that is applied toward the cost of moving or purchasing, placing deposits on and/or installing signage, security systems, cabling and furniture, fixtures, and/or equipment to be used in or serving the Substitution Space shall be disbursed to Tenant within 30 days after receipt of invoices from Tenant with respect to Tenant's actual costs of moving and purchasing, placing deposits on and/or installing the signage, security systems, cabling or furniture, fixtures, and/or equipment to be used in or serving the Substitution Space as described above; provided that Tenant shall also be required to provide Landlord the documentation set forth in Section 1.2 below with respect to any items that relate to work of a type for which a mechanics lien could be potentially be filed.  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.    Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by December 31, 2016 (subject to Substitution Delays), the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.  Notwithstanding anything to the contrary contained herein, if Landlord fails to timely fund any monthly payment of the Allowance within the time period set forth above in this Section 1.1, Tenant shall be entitled to deliver written notice ("Payment Notice") thereof to Landlord.  If Landlord still fails to fulfill any such obligation within 10 Business Days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such 10 Business Day period explaining Landlord's reasons that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s), together with interest at the rate of 6% from the date of payment by Tenant until the date of offset, against Tenant's first obligations to pay Base Rent during the Term.  If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within 10 Business Days after Tenant's receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS/ENDISPUTE (or any successor to such organization) in Los Angeles County, California, according to the then rules of commercial arbitration of such organization.  If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding together with interest at the rate of 6% from the date of payment to the date of offset.

1.2Disbursement of Allowance.

1.2.1Allowance Items.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”):  (a) the fees and reimbursable expenses of the project manager, Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below), and any actual out-of-pocket fees reasonably incurred by Landlord for review of the Plans (defined in Section 2.1 below) by Landlord’s third party consultants (provided that Landlord shall not be entitled to charge Tenant for any non-third consultant fees incurred by Landlord or Landlord’s managing agent in connection with Landlord’s review of the Plans); (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of labor, materials and performing the Tenant Improvement Work, including construction costs, low voltage cabling (wiring), HVAC systems air rebalancing, after hours HVAC charges, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions and the cost of insurance required to be provided by or for the benefit of the contractor and payable by Tenant; (d) the cost of any change to the base, shell or core of the Substitution Space or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct project management, architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law unless such cost is Landlord’s responsibility under this Lease; (f)  sales and use taxes; (g) the Coordination Fee (defined below); and (h) all other costs expended by Landlord and approved in advance in writing by the Tenant in connection with the performance of the Tenant Improvement Work, including any third party review costs.

1.2.2Disbursement.  Subject to the provisions of this Work Letter, and provided that Landlord shall have no obligation to make any disbursement of the Allowance until such time as Landlord has received a Letter of Credit in the LC Amount in accordance with Section 4.1 of the Second Amendment, Landlord shall make monthly disbursements of the Allowance for Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1Monthly Disbursements.  On or before the tenth (10th) day of each calendar month during the design and construction of the Tenant Improvement Work, Tenant shall deliver to Landlord:  (i) a request for payment of the Contractor (defined in Section 3.1 below), approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Substitution Space; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132-8138; and (iv) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished vis-a-vis Landlord only and/or the materials supplied as set forth in Tenant’s payment request (as between Landlord and Tenant).  Thereafter, Landlord shall deliver a check to Tenant, made to the Contractor or the Tenant, as applicable, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on any work creating a TI Design Problem.  In any event, Landlord shall pay to Tenant the undisputed portion in accordance with the foregoing pending resolution of the dispute.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request.

1.2.2.2Final Retention.  Subject to the provisions of this Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant following the latest to occur of (a) the completion of the Tenant Improvement Work; (b) Tenant’s delivery to Landlord of (i) properly executed unconditional mechanic’s lien releases in compliance with California Civil Code Sections 8134 and 8138, (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed, and (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Substitution Space have been obtained; (c) Tenant’s performance of its obligations under clause (a) of the third sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.

2PLANS.

2.1Selection of Architect/Plans.  Tenant shall retain an architect/space planner subject to the reasonable approval of Landlord (the “Architect”) and the engineering consultants subject to the reasonable approval of Landlord (the “Engineers”), which approvals shall be granted or denied within 5 Business Days after written request (and shall be deemed approved if no reply is given within said 5 Business Day period and such failure to reply continues for an additional 2 Business Day period after Landlord’s receipt of a second written request for approval from Tenant), to prepare all architectural plans for the Substitution Space and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Substitution Space.  Landlord hereby approves of Gensler, RAPT or Aref & Associates as Tenant’s Architect should Tenant select them.  The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.”  All Plans shall (a) comply with the drawing format and specifications reasonably required by Landlord, and (b) be subject to Landlord’s approval, which shall not be unreasonably withheld, shall be granted or denied within the applicable time periods set forth herein and shall not be denied except for reasons that may constitute a TI Design Problem.  Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Plans and approval of the Approved Construction Drawings shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with Law or any other matter.  Accordingly, notwithstanding any review of the Plans by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto except to the extent of any requirements by Landlord.  Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with Law and are otherwise suitable for Tenant’s use of the Substitution Space, and (y) that no Tenant Improvement impairs any system or structural component of the Building, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.  Landlord agrees that its approval of any Plans shall not be withheld unless such plans or the Initial Alterations create a TI Design Problem (as defined below).  A “TI Design Problem” is defined as, and will be deemed to exist if Tenant's plans or any Tenant Improvement Work may (a) affect the exterior appearance of the Substitution Space or Building; (b) adversely affect the Building’s structure; (c) adversely affect the Building’s systems; (d) unreasonably interfere with any other occupant’s normal and customary office operation, (e) adversely affect the certificate of occupancy issued for the Building, or (f) fail to comply with applicable Laws.  Landlord acknowledges that the Tenant Improvement Work may be performed in multiple phases and this Tenant Work Letter shall be applicable to each such phase.

2.2Space Plan.  Tenant shall cause the Architect to prepare a space plan for the Tenant Improvement Work, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Substitution Space, together with their intended use (the “Space Plan”), and shall deliver four (4) copies of the Space Plan, signed by Tenant, to Landlord for its approval (subject to the limitations set forth in Section 2.1 above).  Landlord shall provide Tenant with notice approving or reasonably disapproving the Space Plan within 5 Business Days after the later of Landlord’s receipt thereof provided that Landlord may only disapprove a Space Plan for a TI Design Problem.  If Landlord fails to respond within such 5 Business Day period and such failure to reply continues for an additional 2 Business Day period after Landlord’s receipt of a second written request for approval from Tenant, the Space Plan shall be deemed approved by Landlord.  If Landlord disapproves the Space Plan because it contains a TI Design Problem, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Space Plan as provided above, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary until Landlord has approved the Space Plan.  Landlord acknowledges and agrees that, notwithstanding anything to the contrary contained in this Work Letter, Tenant shall be entitled to submit all plans for the Tenant Improvement Work, including demolition and preliminary construction work, Space Plans and Construction Drawings, in increments and the terms herein for approval of plans shall apply independently to each such increment.

2.3Construction Drawings.  After Landlord approves the Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Tenant Improvement Work in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval (subject to the limitations set forth in Section 2.1 above).  Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 10 Business Days after Landlord’s receipt thereof.  If Landlord fails to respond within such 10 Business Day period and such failure to reply continues for an additional 3 Business Day period after Landlord’s receipt of a second written request for approval from Tenant, the Construction Drawings shall be deemed approved by Landlord.  If Landlord disapproves the Construction Drawings (or any component thereof) because they contain a TI Design Problem, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval (i.e., the TI Design Problems) and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Construction Drawings (or any component thereof because they contain a TI Design Problem), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary until Landlord has approved the Construction Drawings (or the applicable component thereof).  Tenant shall not commence the Tenant Improvement Work until after the Construction Drawings are approved by Landlord as provided herein.  No revision which could create a TI Design Problem may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior consent, which shall not be unreasonably withheld, and shall be granted or denied within 2 Business Days or deemed approved.

2.4Permits.  Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Tenant Improvement Work (the “Permits”).  Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal.  Notwithstanding any contrary provision of this Section 2.4, Tenant, and not

Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy; provided, further, that Landlord shall be responsible for any Property and Building violations of applicable Laws to the extent required by Article 5 of the Lease.  Tenant shall not commence construction until all required Permits for each applicable portion of the Tenant Improvement Work are obtained.  Notwithstanding anything to the contrary contained herein, Tenant shall be able to submit separately for demolition permits and complete the demolition prior to submitting the Approved Construction Drawings for permits and/or obtaining the permits for the Approved Construction Drawings.

2.5Change Orders.  In the event Tenant desires to change the Approved Construction Drawings with respect to any matter involving the Building’s systems or structure or any matter that could potentially create a TI Design Problem, Tenant shall deliver written notice (the "Drawing Change Notice") of the same to Landlord, setting forth in detail the changes (the "Tenant Change") Tenant desires to make to the Approved Construction Drawings.  Landlord shall, no later than (A) 7 Business Days after receipt of a Drawing Change Notice to the extent the modification would reasonably require material engineering or architectural review (e.g., any change which could reasonably cause a TI Design Problem), or (B) five (5) Business Days after receipt of any other Drawing Change Notice, either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver written notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord's disapproval; provided, however, that Landlord may only disapprove of the Tenant Change if the Tenant Change creates a TI Design Problem.  If Landlord fails to timely respond to Tenant within any applicable response period referenced herein for Landlord's approval of the Tenant Change, then Tenant shall deliver a second notice requesting Landlord’s response to such Tenant Change and if Landlord thereafter fails to respond within 3 Business Days, Landlord’s approval shall be deemed granted.  Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant; provided, however, that to the extent the Allowance has not been depleted, such payment shall be made out of the Allowance, subject to the terms of this Work Letter for the disbursement of the Allowance.

3CONSTRUCTION.

3.1Selection of Contractors.

3.1.1The Contractor.  Tenant shall retain a general contractor (the “Contractor”) to perform the Tenant Improvement Work, subject to Landlord’s reasonable consent, which shall be granted or denied within 5 Business Days.  For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) does not provide current financial statements reasonably acceptable to Landlord, or (d) is not licensed as a contractor in the state/municipality in which the Substitution Space is located.  Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor.

3.1.2Tenant’s Agents.  All subcontractors, laborers, materialmen and suppliers used by Tenant and working on-site (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, to be referred to herein collectively as “Tenant’s Agents”) are subject to approval by Landlord.  Such approval shall not be unreasonably withheld and shall be granted or denied within 5 Business Days; provided, however, that Landlord shall require Tenant to retain Landlord’s designated subcontractor for Fire/Life Safety work (provided the same are reasonably available and competitively priced); and Landlord shall require that union contractors be used for mechanical, electrical or plumbing work and work covered by the carpenters union.

3.2Construction.

3.2.1Construction Contract; Final Costs.  Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Section 3.2.3 below and a copy thereof has been provided to Landlord.  Before commencing construction of the Tenant Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of the Tenant Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”).  If the Final Costs exceed the Allowance, then Landlord shall only be required to pay the pro-rata share of any request for payment of the Allowance equal to the product of such Allowance divided by the Final Costs; provided, however, if, after initially being determined, the Final Costs increase, such pro-rata share shall be adjusted accordingly in accordance with the foregoing formula.  The portion of any request for payment that exceeds Landlord’s pro rata share (referred to herein as “Tenant’s Share”) shall be paid by Tenant directly to the Contractor or other Tenant Agent that is entitled to receive such payment. Notwithstanding the foregoing, Landlord’s obligation to disburse the Final Retention shall be as set forth in Section 1.2.2.2.

3.2.2Landlord’s General Conditions for Tenant Improvement Work.  The Tenant Improvement Work shall be performed in a good and workmanlike manner and in substantial accordance with the Approved Construction Drawings.  Tenant shall submit to Landlord schedules of all work relating to the Tenant Improvement Work, whereupon Landlord, within 5 Business Days, shall inform Tenant of any reasonably necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule.  Tenant shall abide by all commercially reasonable and non-discriminatory rules established by Landlord relating to the performance of the Tenant Improvement Work, including rules relating to the use of freight, loading dock and service elevators; any required shutdown of utilities (including life-safety systems); storage of materials; and coordination of work with other tenants’ contractors.  Landlord shall be entitled to receive a fee equal to 2% of the Allowance (the “Coordination Fee”) for supervision or oversight of the Tenant Improvement Work regardless of whether Tenant requests that Landlord enter into the contract for the Tenant Improvement Work with Contractor.

3.2.3Warranty of Contractor.  Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Tenant Improvement Work that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the completion of the Tenant Improvement Work; and (b)  the repair of any damage to the Building and/or Common Areas resulting from such repair, replacement and/or removal; provided that Contractors obligations under this Section 3.2.3 shall not be construed to waive, limit or modify Tenant’s rights under Section 15 of the Original Lease.  Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant.  Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4Insurance Requirements.  Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the Tenant Improvement Work, together with such other insurance as Landlord may reasonably require.

3.2.5Compliance.  The Tenant Improvement Work shall comply in all respects with (i) all applicable Laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications.  Without limiting the foregoing, if, as a result of Tenant’s performance of the Tenant Improvement Work, Landlord becomes required under Law to perform any inspection or give any notice relating to the Substitution Space or the Tenant Improvement Work, or to ensure that the Tenant Improvement

Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance unless such compliance is Landlord’s obligation under this Lease.

3.2.6Inspection by Landlord.  Notwithstanding any contrary provision of the Lease, Landlord, at any time without notice to Tenant, may enter the Substitution Space to inspect the Tenant Improvement Work.  Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Tenant Improvement Work.  If, by notice to Tenant, Landlord reasonably identifies any defect in the Tenant Improvement Work which creates a TI Design Problem or possess a potential danger to persons on Property, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord.

3.2.7Meetings.  Tenant shall hold regularly scheduled meetings with the Architect and the Contractor regarding the progress of the preparation of Plans, the obtaining of the Permits, and the performance of the Tenant Improvement Work.  Tenant shall provide Landlord with at least three (3) business days’ prior notice of such meetings including time and location.  Landlord may attend such meetings, and, upon Landlord’s request, Tenant shall cause Tenant’s Agents to attend such meetings.  Tenant shall cause minutes of such meetings to be prepared and copies thereof to be delivered promptly to Landlord.  One such meeting per month shall include a review of the Contractor’s current request for payment.

3.2.8Parking and Other Services.  During the period of design and construction of the Tenant Improvement Work and installation of Tenant’s furniture, fixtures and equipment and Tenant’s move into the Substitution Space, Tenant shall not be required to pay for, and Landlord shall not deduct from the Allowance, any charges for (1) contractor, subcontractor, consultants, and architect parking (subject, however, to commercially reasonable availability), or (2) the use of freight elevator (subject to scheduling with Landlord), restrooms, loading docks, security (except to the extent additional security personnel are required in connection with Tenant’s activities, including after-hours use of the freight elevator, in which event Tenant shall be responsible for the actual cost of such additional security personnel), or utilities (except to the extent Tenant requires HVAC outside of Normal Construction Hours [which are from 8:00 a.m. to 6:00 p.m., Mondays through Fridays, and from 9:00 a.m. to 1:00 p.m., Saturdays] and on Holidays, in which event Tenant shall reimburse Landlord at the prevailing hourly rate for such after-hours HVAC service).

3.2.9Common Areas.  Notwithstanding any contrary provision of this Work Letter, Tenant shall not be required to pay (and there shall be no deduction from the Allowance) for any costs incurred by Landlord in connection with any construction in the Common Areas of the Building which is required for such Common Areas to comply with the building code of the City of Los Angeles, unless such work is required as a result of any non-general office improvements which are being installed or constructed in the Substitution Space as a part of the Tenant Improvement Work.  Landlord and Tenant acknowledge and agree the restrooms, elevator lobbies and corridors on the 23rd and 24th floors of the Building are part of the Substitution Space and not Common Areas.

3.3Tenant’s Covenants.  Within 10 days after completing the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation but Tenant shall not be in default for failing to do so.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense.  Within 60 days after completing the Tenant Improvement Work, (a) Tenant shall cause the Architect and the Contractor to (i) provide the record set of the Approved Construction Drawings which shall be marked as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the record set of plans are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Substitution Space.  For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

4.MISCELLANEOUS.  Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement (beyond all applicable notice and cure periods) before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.  This Work Letter shall not apply to any space other than the Substitution Space.

4.1Bonding.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any Tenant Improvement Work performed by or on behalf of Tenant pursuant to the terms of this Work Letter.

4.2Hazardous Materials Costs. Landlord agrees to bear any increased costs in the design or construction of the Tenant Improvement Work directly resulting from any Hazardous Materials in the Substitution Space (provided such Hazardous Materials are not introduced by Tenant) and shall reimburse to Tenant, any additional, actual, documented and reasonable hard costs incurred by Tenant as a result of the presence of Hazardous Materials in the Substitution Space (provided such Hazardous Materials are not introduced by Tenant or the Tenant Related Parties).  Landlord and Tenant agree that they shall follow the recommendations of a mutually acceptable licensed third-party Hazardous Material contractor with respect to each decision of whether any asbestos or other Hazardous Materials, or any particular portion thereof, should be removed, encapsulated, abandoned in place or otherwise treated.

4.3Substitution Delays.   If the "Substantial Completion of the Tenant Improvement Work", as that term is defined below, is delayed beyond July 1, 2015 as a direct result of one or more “Substitution Delay,” as that term is defined below, the Outside Substitution Effective Date shall be extended on a day-for-day basis by the lesser of: (i) the number of actual days of Substitution Delay; or (ii) the number of days in the period beginning on July 1, 2015 and ending on the date of Substantial Completion of the Tenant Improvement Work.  As used herein, the term "Substitution Delay" shall mean only a "Force Majeure Delay" or a "Landlord Caused Delay," as those terms are defined below in this Section 4.3.  Solely for purposes of this Work Letter and in determining a Substitution Delay, the term "Force Majeure Delay" shall mean only an actual delay resulting from fire, wind, damage or destruction to the Buildings or Property, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, strikes, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes, failure of utilities, inability to secure labor or materials or reasonable substitutions therefor.  A “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord or the Landlord Parties, including, without limitation, (i) except to the extent Landlord's approval under this Work Letter is deemed granted pursuant to the terms of this Work Letter, failure of Landlord to timely approve or disapprove the Space Plan, Construction Drawings, any Tenant Change, or any other plans or specifications for the Tenant Improvement Work within the time periods set forth in this Work Letter or the Lease, as applicable, or otherwise within a reasonable period of time; (ii) material and unreasonable interference by Landlord, its agents, or the Landlord Related Parties (except as otherwise allowed under this Work Letter)  with the Substantial Completion of the Tenant Improvement Work and which objectively preclude or delay the construction of tenant improvements in the Building or any portion thereof, which interference relates to access by Tenant, or Tenant’s agents to the Building or any reasonably necessary

Building facilities (including loading docks and freight elevators) or service and utilities (including temporary power and parking areas as provided herein) on a twenty-four (24) hour per day, seven (7) days per week, basis; (iii) a material breach by Landlord of a provision of this Work Letter or as specifically provided in this Work Letter; (iv) Landlord's failure to maintain a temporary or permanent certificate of occupancy or its alternative for the Building by the date of execution of this Lease; (v) Landlord's failure to deliver possession of the Substitution Space to Tenant in accordance with Section 2.1 B of the Second Amendment to which this Work Letter is a part; and (vi) delays due to the acts or failures to act of Landlord, its agents, employees or contractors, including Landlord’s failure to perform the Landlord Electrical Work (hereinafter defined) in a timely manner in accordance with a work schedule to be mutually agreed upon by Landlord and Tenant.

4.3.1.Determination of a Substitution Delay.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event that constitutes such Landlord Caused Delay (the "Delay Notice").  If such actions, inaction or circumstance described in the Delay Notice are not cured by Landlord within two (2) Business Days of Landlord's receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending as of the date such delay ends.  If Tenant contends that a Force Majeure Delay has occurred, Tenant shall immediately notify Landlord in writing of the event that constitutes such Force Majeure Delay (also a "Delay Notice").

4.3.2Definition of Substantial Completion of the Tenant Improvement Work.  For purposes of this Section 4.3, "Substantial Completion of the Tenant Improvement Work" shall mean the issuance of a temporary certificate of occupancy for the subject space (or its legal equivalent allowing occupancy of such space) (the "C of O") and completion of construction of the Tenant Improvement Work in the Substitution Space pursuant to the Approved Construction Drawings, including any furniture, fixtures, work stations, built-in furniture or equipment necessary to obtain the C of O, with the exception of (i) any punch list items, (ii) any furniture, fixtures, work stations, built-in furniture or equipment not required to obtain the C of O (even if the same requires installation or electrification by Tenant's agents) and (iii) any tenant improvement finish items and materials which are selected by Tenant but which are not available within a reasonable time (given the Outside Substitution Effective Date of July 1, 2015).

4.4Landlord Electrical Work.  Notwithstanding anything to the contrary in the Second Amendment or this Work Letter, Landlord shall complete the following items in a good and workmanlike manner (collectively, the “Landlord Electrical Work”):  replace the existing electrical panels serving the Substitution Space with: (i) two (2) 120 – 208 volt panels and one (1) 277 volt panel for the 23rd floor of the Substitution Space; and (ii) two (2) 120 – 208 volt panels and one (1) 277 volt panel for the 24th floor of the Substitution Space.    Notwithstanding any contrary provision of this Agreement, the Landlord Electrical Work shall be performed at Landlord’s expense and shall not be deemed Tenant Improvements, Tenant Improvement Work or an Allowance Item.

EXHIBIT C

10960 WILSHIRE BOULEVARD

CONFIRMATION LETTER

_____________________, 2014

BOINGO WIRELESS, INC.

10960 Wilshire Boulevard

Suite No. 2300

Los Angeles, California

Re:Second Amendment to Office Lease (the “Second Amendment”) dated August ___, 2014, between CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited liability partnership (“Landlord”), and BOINGO WIRELESS, INC., a Delaware corporation (“Tenant”), concerning Suites 2300 and 2400 on the 23rd and 24th floors of the building located at 10960 Wilshire Boulevard, Los Angeles, California (the “Premises”).

Lease ID: _____________________________

Business Unit Number: __________________

Dear _________________:

In accordance with the Second Amendment, Tenant accepts possession of the Premises and confirms the following:

1.The Substitution Effective Date is _____________ and the Extended Expiration Date is _______________.

2.The exact number of rentable square feet within the Substitution Space is _________ square feet.

3.Tenant’s Share, based upon the exact number of rentable square feet within the Substitution Space, is ____________%.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, pursuant to Section 2.1(A) of the Second Amendment, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within fifteen (15) business days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

Agreed and Accepted as of , 2014.	“Landlord”:

“Tenant”:

BOINGO WIRELESS, INC., a Delaware corporation	CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited liability partnership

By:	By:
Name:		Name:
Title:		Title:	Authorized Signatory

EXHIBIT D

GARAGE SIGN

EXHIBIT E

FORM OF RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Recognition, Non-Disturbance and Attornment Agreement (this "Agreement") is made as of ____________, 2014, by and between CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership ("Ground Lessor"), and BOINGO WIRELESS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

WHEREAS, under a certain Ground Lease dated as of March 1, 1968 (as subsequently amended, the "Ground Lease"), Ground Lessor's predecessor-in-interest (Pacific Lighting Properties, Inc., a California corporation), did lease, let, and demise the property (hereinafter called the "Property") located at 10960 Wilshire Boulevard, Los Angeles, California, as described in the Ground Lease, to Tishman Westwood Corp., a California corporation ("Original Landlord"), as predecessor-in-interest to CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), for the period of time and upon the covenants, terms, and conditions therein stated; and

WHEREAS, under a certain lease dated as of February 3, 2012 (“Original Lease”), as amended by that certain First Amendment dated December 26, 2012 (“First Amendment”) and that certain Second Amendment dated August __, 2014 (the “Second Amendment” and collectively hereinafter referred to with the Original Lease and the First Amendment as the "Lease"), Landlord did lease, let, and demise a portion of Property (the "Premises") to Tenant for the period of time and upon the covenants, terms, and conditions therein stated; and

WHEREAS, Ground Lessor has consented to the Lease; and

WHEREAS, as of the date hereof, Ground Lessor and Landlord are the same or affiliated entities, Ground Lessor being an entity controlled by, controlling or under common control with Landlord (as such, "Affiliates"); and

WHEREAS, Ground Lessor is willing to agree that in the event of a "Recognized Lease Termination," as that term is defined in Section 1 of this Agreement, Tenant shall be entitled to remain in occupancy of the Premises upon the covenants, terms, and conditions set forth herein below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the covenants, terms, conditions and agreements herein contained, and in consideration of other good and valuable consideration, each to the other, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, covenant, and warrant as follows.

1.Upon the occurrence of a "Recognized Lease Termination," as that term is defined, below, so long as the Lease is then in full force and effect and the original tenant named herein (the "Original Tenant") or an affiliate of Original Tenant pursuant to the terms and conditions of Section 11.04 of the Original Lease (an "Affiliate") is not in default thereunder, beyond any applicable notice and cure period set forth therein, Ground Lessor and Tenant hereby acknowledge and agree that (a) subject to the terms of this Agreement and the "Direct Lease," as that term is defined, below, Ground Lessor shall not disturb Tenant's possession of the Premises, and (b) the Lease shall immediately thereafter automatically be deemed a direct lease between Ground

Lessor and Tenant (a "Direct Lease") upon all the terms and conditions (including, without limitation, the rent) set forth in the Lease as if Ground Lessor were the originally named Landlord, provided that, unless the same was assigned or otherwise transferred to Ground Lessor by Landlord (an assignment/transfer which shall be deemed to have occurred to the extent that Ground Lessor and Landlord are, at the time of any Recognized Lease Termination, Affiliates), Tenant shall deliver to Ground Lessor within ten (10) business days following written demand by Ground Lessor a letter of credit in an amount equal to any "letter of credit" or other security otherwise due under the Lease.  In the event of a Recognized Lease Termination, Tenant shall continue to accept the Premises in its then-existing, as-is condition; provided, however, Tenant shall remain entitled to any unpaid tenant improvement allowance in connection with Tenant's construction of its Tenant Improvement Work pursuant to the terms and conditions of Exhibit B attached to the Second Amendment; provided further, however, that the foregoing shall in no way be deemed to alter or amend Ground Lessor's ongoing obligations, if any, to repair, maintain and operate the Building pursuant to the terms of the Direct Lease (the "Ongoing LL Obligations").  In the event that Tenant shall be in default under the Lease (beyond any applicable notice and cure periods) at the time of a Recognized Lease Termination, Ground Lessor may, at its sole option, waive such default as a contingency to the foregoing terms of this Section 1.  For purposes of this Agreement, a "Recognized Lease Termination" shall mean (A) a termination of the Ground Lease due to a default by Landlord, or (B) a voluntary termination of the Ground Lease by mutual agreement of Ground Lessor and Landlord, or (C) the expiration of the existing term of the Ground Lease to the extent Landlord has not extended the term of the Ground Lease pursuant to the express terms and conditions thereof.  The rights contained in this Agreement shall apply to the Original Tenant or its Affiliate only, and not any other assignee, sublessee or transferee of Original Tenant's interest in the Lease.

2.Except with regard to events of casualty damage or condemnation, for which the express terms and conditions of Sections 16 and 17 of the Original Lease shall control, Tenant otherwise agrees that in the event of any act or omission by Landlord under the Lease which would give Tenant the right, either immediately or after a period of time, to terminate the Lease, whether or not set forth in the Lease, Tenant will not exercise any such right to terminate until (i) it shall have given written notice of the act or omission to Ground Lessor, and (ii) if the default by Landlord is of a nature which can be cured by the Ground Lessor, and if the Ground Lessor is proceeding with diligence to cure such default, Tenant shall have given the Ground Lessor the time periods set forth in the Lease for Ground Lessor's cure of such default, in order to cure such default, provided that any such cure period shall not commence to run until Ground Lessor's receipt of written notice from Tenant of such default.

3.Upon the creation of a Direct Lease in accordance with the terms thereof, Tenant will, subject to the term hereof, immediately thereafter make all payments due under the Lease directly to Ground Lessor.

4.Notwithstanding anything contained herein to the contrary, upon the creation of a Direct Lease in accordance with the terms hereof, Ground Lessor and its respective assignees shall not be:

(a)Liable for any act or omission of Landlord, or its successors or assigns, except to the extent (i) of any Ongoing LL Obligations, (ii) Ground Lessor and Landlord are, as of the date of the Recognized Lease Termination, Affiliates.

(b)Subject to any offsets or defenses which Tenant might have as to Landlord, or its successors or assigns, or to any claims for damages against Landlord, or its successors or assigns; provided, however, (i) Ground Lessor shall satisfy any unpaid tenant improvement allowance obligations in connection with Tenant's construction of its Tenant Improvement Work pursuant to the terms and conditions of Exhibit B attached to the Second Amendment, (ii) Ground Lessor shall satisfy any Ongoing LL Obligations, and (iii) the restrictions set forth in this item (b), above, shall not apply to the extent Ground Lessor and Landlord are, as of the date of the Recognized Lease Termination, Affiliates.

(c)Required or obligated to credit Tenant with any rent or additional rent paid by Tenant to Landlord, except to the extent actually received by Ground Lessor from Landlord (actual receipt of which shall be deemed to have occurred to the extent that Ground Lessor and Landlord are, at the time of any Recognized Lease Termination, Affiliates).

(d)Unless the same was assigned or otherwise transferred to Ground Lessor by Landlord (an assignment/transfer which shall be deemed to have occurred to the extent that Ground Lessor and Landlord are, at the time of any Recognized Lease Termination, Affiliates), bound to or liable for refund of all or any part of any security deposit deposited by Tenant with Landlord.

(e)Liable to Tenant under the Lease.

(f)Liable to Tenant under the Lease in connection with any event or circumstance occurring prior to the commencement of the Direct Lease, except to the extent of any Ongoing LL Obligations.

5.Tenant covenants and agrees for the benefit and reliance of Ground Lessor that it will not, without the express written consent of Ground Lessor, cancel, terminate, modify, alter, amend or surrender the Lease, except as permitted by law and the express provisions of the Lease.

6.Ground Lessor and Tenant hereby agree as follows:

(a)Except as specifically set forth in this Agreement, that neither this Agreement, nor anything to the contrary in the aforesaid Lease or in any modifications or amendments thereto shall, prior to the creation of a Direct Lease in accordance with the terms hereof, operate to give rise to or create any liability of Ground Lessor to Tenant or give rise to or create direct contractual privity of any kind between Ground Lessor and Tenant.  In connection with the foregoing, Ground Lessor, its successors and assigns, shall be responsible to Tenant for performance of only those covenants and obligations of the Lease accruing after the creation of a Direct Lease as set forth herein (except to the extent of any Ongoing LL Obligations), and Ground Lessor's obligations to Tenant shall be further limited as provided in the Lease and this Agreement, provided that the foregoing shall not be a waiver of any of Tenant's rights under the Lease as to any events which occur prior to the creation of such Direct Lease in accordance with the terms hereof, and give rise to a default by Ground Lessor under the Lease after the creation of such Direct Lease in accordance with the terms hereof.

(b)Upon Ground Lessor's written request of Tenant given at any time after the creation of a Direct Lease in accordance with the terms hereof, Tenant (as tenant) agrees to execute a lease of the Premises with Ground Lessor or its successor (as ground lessor) (the exact wording of which shall be negotiated by the parties in good faith) upon the terms and conditions set forth herein.

(c)Ground Lessor shall provide written notice to Tenant promptly upon the occurrence of a Recognized Lease Termination.

7.Any notices to Tenant or Ground Lessor hereunder shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier or by personal delivery, addressed as follows:

2300 90024
Tenant:	Boingo Wireless, Inc. 10960 Wilshire Boulevard Suite 2300 Los Angeles, CA 90024 Attn: Vice President-Finance and General Counsel

Ground Lessor:

CA-10960 WILSHIRE LIMITED PARTNERSHIP

c/o Equity Office

10880 Wilshire Boulevard

Suite 1010

Los Angeles, CA  90024

Attention:  Property Manager

CA-10960 WILSHIRE LIMITED PARTNERSHIP

c/o Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Lease Administration

With a copy to:

CA-10960 WILSHIRE LIMITED PARTNERSHIP

c/o Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Lease Administration

or as to each party, to such other address as the party may designate by a notice given in accordance with the requirements contained in this Section 7.

8.This Agreement contains the entire agreement between the parties hereto.  No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

9.This instrument may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties hereto had signed the same document.  All of such counterparts shall be construed together and shall constitute one instrument, but in making proof, it shall only be necessary to produce one such counterpart executed by the party against whom it is being enforced.

10.Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.  The words, "Ground Lessor" and "Tenant" shall include their heirs, executors, administrators, beneficiaries, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

"Ground Lessor":

CA-10960 WILSHIRE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:

Name:

Title:

"Tenant":

BOINGO WIRELESS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title: